Exhibit 3.23

LIMITED LIABILITY COMPANY AGREEMENT

OF

SEALY MATTRESS MANUFACTURING COMPANY, LLC

This Limited Liability Company Agreement of Sealy Mattress Manufacturing Company, LLC, dated as of August 28, 2016 (this “Agreement”), is entered into by The Ohio Mattress Company Licensing & Components Group, Inc., a Delaware corporation, as the sole member (the “Member”).

WHEREAS, Sealy Mattress Manufacturing Company, Inc. (the “Corporation”) was incorporated as a Delaware corporation on December 21, 1982;

WHEREAS, the board of directors of the Corporation adopted a resolution approving the conversion of the Corporation to a Delaware limited liability company and the adoption of this Agreement pursuant to Sections 141(f) and 266 of the General Corporation Law of the State of Delaware (the “GCL”);

WHEREAS, the sole stockholder of the Corporation adopted and approved the conversion of the Corporation to a Delaware limited liability company and the adoption of this Agreement pursuant to Sections 228 and 266 of the GCL;

WHEREAS, effective on August 28, 2016, at 11:53 p.m. Eastern Time, the Corporation was converted to a limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and Section 266 of the GCL (the “Conversion”), by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company (the “Certificate of Conversion”) and a Certificate of Formation (the “Certificate of Formation”); and

WHEREAS, pursuant to this Agreement and the Conversion, the sole stockholder of the Corporation was admitted as a member of the Company owning 100% of the limited liability company interests in the Company.

NOW THEREFORE, the Member, by execution of this Agreement, hereby declares as follows:

1. Name. The name of the limited liability company is Sealy Mattress Manufacturing Company, LLC (the “Company”).

2. Certificates. Richard Anderson is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation and the Certificate of Conversion with the Secretary of State of the State of Delaware (such filings being hereby approved and ratified in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Manager (as defined herein) thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Manager, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in with the Secretary of State of the State of Delaware. The Manager shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

3. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4. Principal Business Office. The principal business office of the Company shall be located at 1000 Tempur Way, Lexington, KY 40511, or such other location as may hereafter be determined by the Manager.

5. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, DE 19904.

6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, DE 19904.

7. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8. Capital Contributions. Effective upon the Conversion, The Ohio Mattress Company Licensing & Components Group, Inc., has been admitted as the Member of the Company. The capital contribution of the Member to the Company shall be deemed to be the cost basis of the applicable Member’s shares of capital stock of the Corporation.

9. Additional Contributions. The Member is not required to make any additional contribution to the capital of the Company. However, the Member may, at any time and in its sole discretion, make additional contributions to the capital of the Company. The Manager shall have no authority to request or otherwise cause the Member to make additional contributions to the capital of the Company.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

12. Management.

(a) The management of the Company’s business shall be vested in the person or entity designated by the Member as the manager of the Company within the meaning of the Act (the “Manager”). The Manager, on behalf of the Company, shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the Company’s purposes as set forth in Section 3 hereof. The Manager is an agent of the Company for the purpose of the Company’s business, and the actions of the Manager taken in accordance with such powers shall bind the Company. The Manager may be but need not be a member of the Company. Notwithstanding any other provisions of this Agreement, the Manager is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity, including any member of the Company.

(b) The Member hereby designates Richard Anderson as the initial Manager, and Richard Anderson hereby accepts such designation and agrees to be bound by the terms and conditions of this Agreement. Any successor Manager appointed by the Member shall execute an instrument reasonably satisfactory to the Member accepting its designation as manager of the Company and agreeing to the terms and conditions of this Agreement.

(c) The Company shall not compensate the Manager for its services in the management of the Company. The Company shall reimburse the Manager for all ordinary and necessary out-of-pocket expenses incurred by the Manager on behalf of the Company.

(d) A Manager may be removed with or without cause at any time by the Member. Any removal of a Manager shall become effective on such date as may be specified by the Member. A Manager may resign from its position as manager of the Company at any time upon not less than 10 days’ prior written notice to the Member.

13. Officers. The Manager may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Manager may delegate to any Officer any of the Manager’s powers under this Agreement, including, without limitation, the power to bind the Company. Any delegation pursuant to this Section 13 may be revoked at any time by the Manager. An Officer may be removed with or without cause by the Manager. The Manager hereby designates the following initial Officers of the Company:

Richard Anderson – President
Barry A. Hytinen – EVP & CFO
Lou H. Jones – EVP, General Counsel & Secretary
David C. Hochwalt – VP, Global Tax and Assistant Treasurer
James Schockett – VP, Treasurer and Assistant Secretary
Santiago Xavier Bravo Cartagenova – Assistant Treasurer
Nanci Sloan – Assistant Secretary
Heather Isley – Controller

14. Other Business. Any Member or Manager and any Affiliate of any Member or Manager may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member or Manager. No Member or Manager who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Member or Manager shall not be liable to the Company or to the Members for breach of any fiduciary or other duty by reason of the fact that such Member or Manager pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper.

15. Exculpation and Indemnification. Neither the Member nor the Manager nor any Officer shall be liable to the Company or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that the Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Manager’s or Officer’s gross negligence or willful misconduct. To the full extent permitted by applicable law, the Member, the Manager and the Officers shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Manager or Officers by reason of any act or omission performed or omitted by such Member, Manager or Officers in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officers by this Agreement, except that the Member, the Manager or any Officer shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Manager or Officer by reason of its gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

16. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. The transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Member transfers all of its interest in the Company pursuant to this Section 16, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

17. Resignation. The Member may at any time resign from the Company.

18. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) The bankruptcy (within the meaning of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

20. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

21. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

23. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

24. Sole Benefit of Member. Except as expressly provided in Section 15 hereof, the provisions of this Agreement (including Section 9) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Member or of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company or of the Member to make any contributions or payments to the Company.

25. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

THE OHIO MATTRESS COMPANY LICENSING & COMPONENTS GROUP, INC., as sole member

By:	/s/ Richard Anderson
Name:	Richard Anderson
Title:	President

Agreed and Accepted By:

/s/ Richard Anderson
Richard Anderson, as Manager